                                   EXHIBIT 99

                                EARNINGS RELEASE

[WILMINGTON TRUST LOGO] WILMINGTON TRUST          Wilmington Trust Corporation
                                                  Rodney Square North
                                                  1100 North Market Street
                                                  Wilmington, DE 19890-0001

NEWS RELEASE

FOR IMMEDIATE RELEASE

WILMINGTON TRUST PROFITS RISE 22%

ALL BUSINESS LINES RECORD DOUBLE-DIGIT REVENUE INCREASES

Wilmington, Del., July 21, 2006-Wilmington Trust Corporation (NYSE: WL) announced today that net income for the second quarter of 2006 was $46.9 million. This was 22% higher than for the year-ago second quarter. Earnings per share (on a diluted basis) for the 2006 second quarter were $0.67. This was 20% higher than for the year-ago second quarter.

"Revenue increased at a double-digit pace in each of our businesses, loan balances rose 11%, credit quality remained high, and we kept expense growth in check," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "Year to date, our net income is up 17%, due in large part to the expansion investments we have made - and continue to make - to add people and capabilities in markets and businesses where we see the greatest potential for growth."

For the 2006 second quarter:

- Net interest income, at $90.4 million, was 13% higher than for the year-ago second quarter.

- The Wealth Advisory Services and Corporate Client Services businesses each recorded year-over-year revenue increases of 11%.

- The revenue contribution from the affiliate money managers was 38% higher than for the year-ago second quarter.

-    Total advisory revenue rose 13% year-over-year, to $73.6 million.

- Loan balances were $7.68 billion, on average, up 11% from the 2005 second quarter.

- The net interest margin was 3.80%, up 14 basis points from the year-ago second quarter and 3 basis points higher than for the 2006 first quarter.

- The percentage of loans with pass ratings in the internal risk rating analysis continued to exceed 97%.

-    The net charge-off ratio was 5 basis points, well below its historic level.

- Noninterest expenses increased 7% from their year-ago level to $98.3 million.

On an annualized basis, second quarter 2006 results produced a return on average assets of 1.81% and a return on average equity of 17.75%. The corresponding returns for the second quarter of 2005 were 1.60% and 16.55%, respectively.

During the 2006 second quarter, the company made additional investments for future growth:

- The Regional Banking business opened a new Pennsylvania market headquarters office in Villanova. Since June 2005, Regional Banking has added three new branch offices in Delaware, added a lending office in New Jersey, and expanded offices in Pennsylvania and Maryland.

- The Corporate Client Services business expanded its capabilities in the Cayman Islands by acquiring PwC Corporate Services in that jurisdiction, and opened an office in Frankfurt, Germany, to capitalize on market potential in Europe.

- The Wealth Advisory Services business opened new offices in Bethlehem, Pennsylvania (in the Lehigh Valley area); Princeton, New Jersey; and Stamford, Connecticut. This business also significantly expanded its business management and family office services by launching the Wilmington Family Office practice on the East Coast and adding staff with highly specialized capabilities in Connecticut, Delaware, New Jersey, and New York.

CASH DIVIDEND DECLARED

At its meeting yesterday, the Board of Directors declared a regular quarterly cash dividend of $0.315 per share. The quarterly dividend will be paid on August 15, 2006, to shareholders of record on August 1, 2006.

In April 2006, the Board raised the cash dividend 5%, from $1.20 per share to $1.26 per share, annualized. According to Mergent's Dividend Achievers, Wilmington Trust is one of only 112 companies, among the 10,000 listed on North American exchanges, to raise cash dividends for 25 or more consecutive years.

EFFICIENCY RATIO

Higher levels of pre-tax income from the Regional Banking and Corporate Client Services businesses improved the company's overall efficiency ratio to 55.29% for the 2006 second quarter, lower than for prior periods. More information about the efficiency ratios and profitability of each business is included in their respective sections of this report.

EFFICIENCY RATIOS               2006 Q2   2006 Q1   2005 Q2
-----------------               -------   -------   -------
Regional Banking                 39.30%    41.47%    42.17%
Wealth Advisory Services         79.88%    77.22%    78.51%
Corporate Client Services        71.85%    78.38%    84.07%
Wilmington Trust consolidated    55.29%    57.02%    58.26%

The efficiency ratio is a measure of profitability that reflects how much it costs a company to generate revenue. Low efficiency ratios are desirable because they indicate high profitability. The table above shows that, for every dollar of revenue recorded for the 2006 second quarter, Wilmington Trust spent slightly more than 55 cents, and that this amount was lower than for prior periods.

LOAN GROWTH DRIVES BALANCE SHEET EXPANSION

Balance sheet assets for the 2006 second quarter were $10.37 billion, on average. This was 8% higher than for the year-ago second quarter, and 2% higher than for the 2006 first quarter.

Earning assets (investment securities, loans, and other assets on which the company earns interest) for the 2006 second quarter were $9.51 billion, on average. This was 8% higher than for the year-ago second quarter, and 2% more than for the 2006 first quarter.

Loans continued to comprise the majority of total assets and earning assets.

LOANS/ASSETS (ON AVERAGE)        2006 Q2   2006 Q1   2005 Q2
-------------------------        -------   -------   -------
Loans as a % of total assets       74%       73%       72%
Loans as a % of earning assets     81%       80%       79%

Investment securities portfolio balances for the 2006 second quarter were $1.82 billion, on average. This was not significantly different from prior periods and, on a percentage basis, the composition of investments in the portfolio remained relatively unchanged.

INVESTMENT SECURITIES PORTFOLIO   6/30/06   3/31/06   6/30/05
-------------------------------   -------   -------   -------
Average life (in years)             6.00      6.27      5.69
Duration                            2.78      2.71      2.39

Changes in the portfolio's average life and duration reflected the rising market interest rate environment and the purchase of short-term securities used as collateral to support commercial banking client deposits. The use of these short-term securities fluctuates according to deposit activity.

REGIONAL BANKING

REGIONAL BANKING BENEFITS FROM HEALTHY ECONOMY, LOAN GROWTH

According to the Federal Reserve Bank of Philadelphia, economic activity indices for the Delaware Valley region rose over the past 12 months (as of May 2006, the most recent data available), and moderate economic growth was projected through the end of 2006. The Federal Deposit Insurance Corporation (FDIC) reported in its summer 2006 profile of Delaware that the state's job growth is outpacing the nation's, and that Delaware's overall economic growth is expected to continue at a moderate rate. Delaware's unemployment rate remained below the national average.

The Regional Banking business benefited from these positive economic conditions, as loan balances and net interest income increased and measures of credit quality remained positive.

Net interest income for the 2006 second quarter, before the provision for loan losses, was $90.4 million. This was 13% higher than for the year-ago second quarter, 4% higher than for the 2006 first quarter, and the first time that quarterly net interest income exceeded $90 million.

Loan balances rose for the 21st consecutive quarter and were $7.68 billion, on average. This was 11% higher than for the year-ago second quarter, and 3% higher than for the 2006 first quarter.

Loans from the Pennsylvania market were 15% higher than for the year-ago second quarter, and 6% higher than for the 2006 first quarter. Commercial real estate/construction (CRE) loans accounted for approximately 76% of the year-over-year Pennsylvania market loan growth. The remainder was associated with Wealth Advisory clients. The Pennsylvania market continued to generate approximately 22% of the company's total loans outstanding, on average.

PENNSYLVANIA MARKET BALANCES (ON AVERAGE)         2006 Q2   2006 Q1   2005 Q2
-----------------------------------------         -------   -------   -------
Pennsylvania market loan balances (in billions)    $1.72     $1.63     $1.50
As a % of total loans outstanding                     22%       22%       22%

Wilmington Trust focuses its commercial banking activities on middle-market businesses (family-owned or closely held businesses with annual sales of up to $250 million) throughout the Delaware Valley region. The company's consumer banking and core deposit-gathering activities occur mainly in the state of Delaware.

COMMERCIAL LOAN GROWTH REFLECTS REGIONAL ECONOMY AND POPULATION GROWTH

Commercial loan balances exceeded $5 billion for the first time on an average-balance basis, reaching $5.19 billion, on average, for the 2006 second quarter. This was 13% more than for the year-ago second quarter, and 4% more than for the 2006 first quarter.

All of the year-over-year and linked-quarter loan growth occurred in the commercial real estate/construction (CRE) portfolio. CRE loans for the 2006 second quarter were $1.52 billion, on average, compared with $917.3 million for the year-ago second quarter, and $1.32 billion for the 2006 first quarter. Of the CRE loans booked during the 2006 second quarter, approximately 72% were from Delaware, approximately 16% were from Pennsylvania, and approximately 12% were from New Jersey.

In Delaware, the CRE loan growth reflected continued demand for housing and related retail services due to population growth. In its summer 2006 profile of Delaware, the FDIC reported that Delaware's population growth exceeds that of neighboring states, and that, unlike other states in the region, Delaware's population growth is the result of domestic in-migration (people relocating from other states). According to the U.S. Census Bureau, Delaware was the ninth fastest-growing state in the United States for the 12 months ended July 1, 2005 (the most recent data available) and the seventh most popular for attracting permanent residents aged 65 and older. Delaware's tax environment and the availability of affordable housing, relative to other states in the region, make it particularly attractive to retirees and others on fixed incomes.

Of the CRE loans booked during the 2006 second quarter in Delaware, approximately 74% were for housing development in each of Delaware's three counties. The majority of these projects were for single-family residential tract housing for permanent residents. Close to half of the Delaware CRE loans booked in the 2006 second quarter were for projects in Delaware's southernmost county, Sussex County. Of the Sussex County CRE loans, more than half were for housing, and the rest were for retail shop construction.

Of the CRE loans booked in Pennsylvania in the 2006 second quarter, approximately 70% were for residential projects and the remainder were for industrial construction. The CRE loans booked in New Jersey during the 2006 second quarter were for retail, single-story office, and residential construction projects.

RETAIL LOAN GROWTH REFLECTS MARKET LEADERSHIP IN DELAWARE

Retail loans (residential mortgage loans, consumer loans, and loans secured with liquid collateral) for the 2006 second quarter were $2.48 billion, on average. This was 7% higher than for the year-ago second quarter, and 2% higher than for the 2006 first quarter.

On a year-over-year basis, almost all of the retail loan growth was in the consumer loan portfolio. On a linked-quarter basis, the retail loan growth was split between consumer loans and residential mortgages. The third category of retail loans - loans secured with liquid collateral - declined year-over-year and on a linked-quarter basis, due to lower demand from Wealth Advisory clients.

Consumer loan balances for the 2006 second quarter were $1.44 billion, on average. This was 11% higher than for the year-ago second quarter, and slightly more than for the 2006 first quarter. The majority of consumer loans are with Delaware clients, and the growth in these balances reflects the company's continued leadership of its home-state market.

CONSUMER LOANS (in millions, on average)        2006 Q2    2006 Q1    2005 Q2
----------------------------------------       --------   --------   --------
Home equity                                    $  324.3   $  325.1   $  324.3
Indirect                                       $  648.4   $  646.8   $  585.1
Credit card                                    $   74.2   $   73.3   $   71.9
Other consumer                                 $  394.7   $  378.7   $  316.5
Total consumer loans                           $1,441.6   $1,423.9   $1,297.8

% of consumer loans from Delaware market             80%        81%        82%
% of consumer loans from Pennsylvania market          6%         6%         7%

On a year-over-year basis, the growth in consumer loan balances was split between indirect loans and the category recorded as "other" consumer loans, which comprise a variety of personal and installment loans. The relative flatness in home equity loan balances was related to the rising market interest rate environment, as client demand for adjustable rate loans slowed.

Most indirect loans are auto loans made through auto dealers, mainly for late-model used cars. The increases in indirect loan balances illustrate the company's deep relationships with auto dealers in Delaware and expansion into northeastern Maryland. The year-over-year growth in indirect lending reflected higher auto sales volumes in the third and fourth quarters of 2005, when automobile manufacturers offered attractive pricing promotions.

Residential mortgage balances for the 2006 second quarter, on average, were 12% higher year-over-year and 5% higher on a linked-quarter basis, because origination volumes rose. Origination volumes (dollar amounts) were 23% higher year-over-year and 45% higher on a linked-quarter basis. The increase in originations outpaced the growth in balances because the company sells most newly originated fixed rate residential mortgage loans into the secondary market instead of recording them on the balance sheet. This ongoing practice is part of the company's interest rate risk management strategy.

RESIDENTIAL MORTGAGES (in millions)   2006 Q2   2006 Q1   2005 Q2
-----------------------------------   -------   -------   -------
Balances (on average)                  $484.2    $463.3    $432.1
Originations (dollar amount)           $ 67.7    $ 46.8    $ 54.9
Number of originations                    288       201       269

CREDIT QUALITY TRENDS REMAIN POSITIVE

Credit quality trends stayed positive, as more than 97% of loans outstanding continued to receive pass ratings in the internal risk rating analysis. The net charge-off ratio, at 5 basis points for the 2006 second quarter, remained below historic levels. For the first six months of 2006, the net charge-off ratio was 7 basis points, the same as for the corresponding period in 2005. Between 1995 and 2005, the company's full-year net charge-off ratio ranged from 24 to 44 basis points. At June 30, 2006, nonperforming assets totaled $44.2 million, which was the same as at year-end 2005, and $15.1 million less than at June 30, 2005.

Nonaccruing loans for the 2006 second quarter were $29.5 million. This was $24.7 million lower than for the year-ago second quarter, and $6.0 million lower than for the 2006 first quarter. Proceeds from a settlement in October 2005 accounted for approximately one-third of the year-over-year decline.

On a linked-quarter basis, nonaccruing loans and loans past due 90 days decreased, mainly because of three loans previously recorded in these categories which, during the 2006 second quarter, were either renegotiated, reclassified as other real estate owned (OREO), or charged off. The linked-quarter increases in the corresponding credit metric categories reflected these actions.

One Delaware-based loan accounted for all of the year-over-year and linked-quarter increases in renegotiated loans. The company expects this loan, which represents approximately 50% of total renegotiated loans, to be repaid by the end of 2006. One agricultural parcel in New Jersey accounted for the year-over-year and linked-quarter increases in OREO. Two loans accounted for the year-over-year and linked-quarter increases in charge-offs. One of these loans was an industrial (commercial) loan. The other was a Wealth Advisory client loan that was transferred to past-due status in the 2006 first quarter.

The 2006 second quarter provision for loan losses was $4.2 million, which was 11% higher than for the year-ago second quarter and 5% higher than for the 2006 first quarter. The reserve for loan losses at June 30, 2006, was $94.3 million, which was 2% higher than for the year-ago second quarter and 1% higher than for the 2006 first quarter. These increases were a function of the growth in loan balances for the corresponding periods. The loan loss reserve ratio for the 2006 second quarter was 1.22%, compared with 1.31% for the year-ago second quarter and 1.24% for the 2006 first quarter.

CORE DEPOSITS REFLECT CLIENT ACTIVITY IN DELAWARE

Core deposits for the 2006 second quarter were $4.95 billion, on average. This was $180.9 million, or 4%, more than for the year-ago second quarter. On a linked-quarter basis, core deposits were $110.3 million, or 2%, higher.

Most of the year-over-year and linked-quarter growth in core deposits came from core certificate of deposit (CD) balances (CDs recorded in the categories called "CDs under $100,000" and "local CDs $100,000 and over"). The increases in CD balances were offset by lower balances of savings and noninterest-bearing demand deposits, which fell as clients opted to deposit funds in instruments with higher yields.

The declines in noninterest bearing demand deposit balances reflected commercial account sweeps that the company commenced in December 2005. These account sweeps accounted for approximately $210 million of the $231.8 million year-over-year decline in noninterest-bearing demand balances, and for all of the linked-quarter decline. These sweeps shift portions of commercial noninterest-bearing demand deposits into money market deposits, a practice that lowers deposit reserve requirements mandated by the Federal Reserve, and ultimately reduces the company's borrowing costs and uninvested cash balances.

The vast majority of core deposits continued to come from clients in Delaware, where the company focuses its retail banking activities.

CORE DEPOSITS (ON AVERAGE)                       2006 Q2   2006 Q1   2005 Q2
--------------------------                       -------   -------   -------
From Delaware clients                              94%       94%       94%
From Pennsylvania clients                           5%        5%        5%
Other                                               1%        1%        1%

The category of deposits recorded as local CDs of $100,000 or more (local CDs) is included in core deposits because they are client deposits, not brokered deposits. The majority of these CD balances are associated with clients in the Delaware Valley region, including commercial banking clients and municipalities, which frequently use these CDs to generate returns on their excess cash.

LOCAL CDS > or = $100,000 BY CLIENT CATEGORY   6/30/06   12/31/05   6/30/05
--------------------------------------------   -------   --------   -------
Consumer banking clients                         74%        65%       68%
DE commercial banking clients                    12%        12%       15%
PA commercial banking clients                     7%         9%        7%
Wealth Advisory Services clients                  7%        14%        8%
Corporate Client Services clients                --         --         2%

Deposits recorded as national CDs of $100,000 or more (national CDs) are brokered deposits, not core deposits. The company uses national CDs to help fund loan growth in the Regional Banking business, which makes loans in a four-state region but gathers core deposits mainly in Delaware.

National CDs are a cost-effective alternative to building and operating a large-scale branch office network outside of Delaware. In addition to helping the company manage expenses, national CDs help the company manage interest rate risk, since their repricing characteristics can be matched closely with those of floating rate loans.

REGIONAL BANKING PROFITABILITY

The profitability of the Regional Banking business increased from prior periods, as demonstrated by the improvements in the efficiency ratio.

EFFICIENCY RATIOS                                    2006 Q2   2006 Q1   2005 Q2
-----------------                                    -------   -------   -------
Regional Banking                                      39.30%    41.47%    42.17%
Wilmington Trust consolidated                         55.29%    57.02%    58.26%

Regional Banking's efficiency improved largely because its income growth far outpaced its expense growth. Net interest income from Regional Banking for the 2006 second quarter was $9.3 million higher than for the year-ago second quarter, opposite a corresponding increase in expenses of $1.5 million. On a linked-quarter basis, net interest income rose $2.9 million, while expenses were $0.5 million lower.

Opposite loan growth, on average, of 11% year-over-year and 3% on a linked-quarter basis, the effect of the funding strategy on Regional Banking expenses was a major factor in the efficiency improvements. Using national CDs to augment core deposits minimized expense growth, as the business achieved these levels of loan growth without significantly increasing branch office network operating expenses. Regional Banking has 47 branch offices in Delaware, 5 loan offices in Pennsylvania, 2 in New Jersey, and 2 in Maryland.

NET INTEREST MARGIN

MARGIN RISES ON ASSET SENSITIVITY

The net interest margin for the 2006 second quarter was 14 basis points higher than for the year-ago second quarter, and 3 basis points higher than for the 2006 first quarter.

NET INTEREST MARGIN                                  2006 Q2   2006 Q1   2005 Q2
-------------------                                  -------   -------   -------
Net interest margin                                   3.80%     3.77%     3.66%

Factors in the margin expansion were the company's asset sensitivity, as asset yields continued to rise at a faster pace than deposit costs, and the company's ability to match the repricing characteristics of purchased funding and floating rate loans. Deposit pricing pressure remained modest, with CDs under $100,000 showing the largest increases.

Changes in loan yields and deposit rates reflected the increases in short-term interest rates made by the Federal Open Market Committee, which raised rates eight times in the 12 months ended June 30, 2006. At the end of the 2006 second quarter, short-term rates were 200 basis points higher than at the end of the year-ago second quarter, and 50 basis points higher than at the end of the 2006 first quarter.

BASIS POINT (BPS) INCREASES IN YIELDS/RATES  6/30/06 VS. 3/31/06   6/30/06 VS. 6/30/05
---------------------------------------------------------------   -------------------
Commercial loans                                   38 bps               178 bps
Total loans                                        34 bps               152 bps
Total earning assets                               32 bps               132 bps

Core interest-bearing deposits                     17 bps                69 bps
National CDs                                       51 bps               195 bps
Total interest-bearing deposits                    29 bps               121 bps
Funds to support earning assets                    29 bps               118 bps

The repricing characteristics of commercial floating rate loans were closely matched to those of purchased funds.

                  COMMERCIAL
              FLOATING RATE LOANS            NATIONAL CDS          SHORT-TERM BORROWINGS
AS OF     REPRICING IN < or = 30 DAYS   MATURING < or = 90 DAYS   MATURING < or = 90 DAYS
-----     ---------------------------   -----------------------   -----------------------
6/30/06               92%
3/31/06               92%                         77%                       87%
6/30/05               92%

As of June 30, 2006:

-    Of total loans outstanding, approximately 76% were floating rate loans.

- Approximately 81% of floating rate loans were commercial loans, most of which reprice within 30 to 45 days.

- The pricing on approximately 63% of commercial floating rate loans was tied to a prime lending rate of 8.25%.

- The pricing on approximately 31% of commercial floating rate loans was tied to the 30-day London Interbank Offered Rate (Libor) of 5.33%.

During the 2006 second quarter, the company purchased $425 million of interest rate floor contracts, bringing the total amount of floor contracts to $1.0 billion. These floor contracts enable the company to hedge a portion of the interest revenue from commercial floating rate loans against market interest rate declines that may occur in the future.

WEALTH ADVISORY SERVICES

BUSINESS DEVELOPMENT DRIVES WEALTH ADVISORY RESULTS

Wealth Advisory Services (WAS) revenue for the 2006 second quarter reached a quarterly record high of $47.0 million. This was 11% more than for the year-ago second quarter, and 2% more than for the 2006 first quarter.

The year-over-year growth in WAS revenue was driven by higher client demand for trust and investment advisory services, financial planning services, and business management services. Market appreciation also contributed to the year-over-year revenue growth. On a linked-quarter basis, business development remained strong, but deteriorating equity market conditions caused trust and investment advisory revenue to decrease and masked the overall growth of the WAS business.

Wealth Advisory sales volumes were 9% higher year-over-year, with sales of investment management services accounting for most of the growth. The New York market generated the majority of the growth; contributions from the California, Georgia, and Pennsylvania markets also were strong. Although approximately 59% of the 2006 second quarter WAS sales volume was attributed to Delaware, much of that business came from clients throughout the United States who chose to locate accounts in Delaware in order to benefit from the state's trust, tax, and legal advantages.

WAS trust and investment advisory revenue for the 2006 second quarter was $33.1 million. This was an increase of 9% from the year-ago second quarter, compared with a 7% increase in the S&P 500 index for the corresponding period. The year-over-year increase in trust and investment advisory revenue demonstrated the continued client demand for the company's asset allocation and investment management services.

On a linked-quarter basis, trust and investment advisory revenue was 4% lower, due to equity market performance in the 2006 second quarter. All of the revenue recorded in this category of WAS revenue is based on the market values of client assets, approximately half of which are equities.

Revenue from planning and other non-investment-management services for the 2006 second quarter was $8.9 million. This was 14% more than for the year-ago second quarter, and 22% more than for the 2006 first quarter. Contributing to these increases were higher revenue from fiduciary services, financial planning services, and the business management services provided through Beverly Hills-based Grant Tani Barash and Altman. Most planning services are priced according to complexity, and reflect client demand at any given point in time. Accordingly, revenue from planning services may fluctuate up or down from period to period.

Rising market interest rates increased the attractiveness of money market mutual funds as an investment alternative and caused the year-over-year and linked-quarter growth in revenue from WAS mutual fund services. Most of the revenue recorded in this category of WAS revenue is tied to money market mutual funds, not equity funds, and does not reflect equity market movements.

WEALTH ADVISORY SERVICES PROFITABILITY

WAS profitability measures for the 2006 second quarter reflected significant expansion expenses incurred during the 2006 second quarter, which included:

- Establishing WAS offices in the Lehigh Valley area of Eastern Pennsylvania and in Princeton, New Jersey, and hiring staff for those offices; and

- Launching the Wilmington Family Office (WFO) practice on the East Coast; adding WFO staff in Delaware, New Jersey, and New York; and opening a small WFO office in Stamford, Connecticut.

The associated growth in noninterest expense reduced pre-tax income on a year-over-year and linked-quarter basis, and diminished the WAS efficiency ratio.

EFFICIENCY RATIOS                                    2006 Q2   2006 Q1   2005 Q2
-----------------                                    -------   -------   -------
Wealth Advisory Services                              79.88%    77.22%    78.51%
Wilmington Trust consolidated                         55.29%    57.02%    58.26%

CORPORATE CLIENT SERVICES

CORPORATE CLIENT SERVICES REVENUE RISES 11%

Second quarter 2006 revenue from the Corporate Client Services (CCS) business was $20.8 million. This was 11% higher than for the year-ago second quarter, and 2% higher than for the 2006 first quarter.

All four components of the CCS business recorded year-over-year revenue increases, with particular strength in entity management services and investment/cash management services. On a linked-quarter basis, investment/cash management services accounted for most of the growth.

Capital markets revenue for the 2006 second quarter was $8.5 million, compared with $8.1 million for the year-ago second quarter and $8.7 million for the 2006 first quarter. Demand was very strong for specialty trust services, particularly collateral trustee and successor trustee services, and for intermediary services used in commercial mortgage-backed securitization defeasance (transactions in which one type of collateral is exchanged for another).

This activity was offset somewhat by less revenue from services that support asset-backed securitizations, which reflected:

- A slowdown in the number of asset-backed securitizations coming to market in the United States, where new registration and reporting requirements caused some issuers to delay or cancel transactions;

- The effects of rising market interest rates on the demand for mortgage-backed securitizations; and

- Competitive pricing pressures, as these types of securitizations become more commodity-like in nature and fewer issues come to market.

In Europe, however, demand for asset-backed securitization structures continued to rise, particularly for residential and commercial mortgages. Business development was especially strong in Ireland, England, and Greece, which contributed to the 12% year-over-year and 2% linked-quarter increases in revenue from the entity management component of CCS.

Most of the company's services in Europe involve providing independent directors and administrative services for entities formed to support asset securitization structures.

Increased business development in the Cayman Islands also contributed to the increases in entity management revenue. This reflected the May 2006 acquisition of PwC Corporate Services (Cayman) from the accounting firm
PricewaterhouseCoopers.

Revenue from the retirement services component of CCS rose because the valuations of retirement plan assets under management and administration increased, as clients added funds to their retirement plans.

CCS investment/cash management revenue for the 2006 second quarter was $2.5 million, compared with $1.8 million for the year-ago second quarter and $2.1 million for the 2006 first quarter. These increases reflected higher client demand and more proactive efforts to market these services. Approximately 32% of the 2006 second quarter investment/cash management revenue was tied to the valuations of domestic fixed income instruments, primarily asset-backed, U.S. Treasury, corporate, and other types of investment grade securities. The remainder was based on money market mutual fund balances.

While all of the investment/cash management revenue, and a large portion of the retirement services revenue, is based on asset valuations, most CCS revenue is based on a fee for service unique to each transaction.

CORPORATE CLIENT SERVICES PROFITABILITY

CCS pre-tax income for the 2006 second quarter was twice the amount for the year-ago second quarter, and 34% higher on a linked-quarter basis. In comparison, noninterest expense was 2% higher year-over-year and 4% lower on a linked-quarter basis. The CCS efficiency ratio improved as a result.

EFFICIENCY RATIOS                                    2006 Q2   2006 Q1   2005 Q2
-----------------                                    -------   -------   -------
Corporate Client Services                             71.85%    78.38%    84.07%
Wilmington Trust consolidated                         55.29%    57.02%    58.26%

AFFILIATE MONEY MANAGERS

MANAGED ASSETS AT AFFILIATE MANAGERS REFLECT FINANCIAL MARKET MOVES

Assets under management at both of the company's affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management, rose from their year-ago levels, but declined on a linked-quarter basis, as did the S&P 500 and NASDAQ market indices.

AFFILIATE MANAGER RESULTS (dollars in millions)    2006 Q2    2006 Q1    2005 Q2
-----------------------------------------------   --------   --------   --------
Revenue from Cramer Rosenthal McGlynn             $    5.5   $    4.0   $    4.0
Managed assets at Cramer Rosenthal McGlynn        $9,392.0   $9,733.9   $7,801.8

Revenue from Roxbury Capital Management           $    0.3   $    0.9   $    0.2
Managed assets at Roxbury Capital Management      $3,253.3   $3,515.7   $2,965.3

At value-style manager Cramer Rosenthal McGlynn (CRM), managed assets totaled $9.39 billion at June 30, 2006. This was $1.59 billion, or 20%, more than at June 30, 2005. Market appreciation for much of this 12-month period and asset inflows into CRM's small- and mid-cap products were the main reasons for the increase. The 38% year-over-year growth in revenue from CRM reflected the growth in managed assets.

Although CRM's managed asset levels fell 4% on a linked-quarter basis, revenue from CRM was 38% higher, largely due to hedge fund performance fees.

At growth-style manager Roxbury Capital Management (RCM), assets under management rose 10% year-over-year. This resulted from asset inflows into the firm's small- and mid-cap products. Revenue from RCM for the 2006 second quarter was 50% higher than for the year-ago second quarter.

On a linked-quarter basis, RCM's managed assets declined 7%, mirroring the 7% decline in the NASDAQ between March 31 and June 30, 2006. The linked-quarter decline in revenue from RCM was caused by the lower market valuations, higher leasing costs, and start-up costs associated with several new small- and mid-cap growth funds launched during the 2006 second quarter.

OTHER INCOME ITEMS

Income from service charges on deposit accounts rose because the volume of returned items increased and revenue from ATMs was higher.

Other noninterest income recorded for the 2006 second quarter included nonrecurring income of approximately $1.0 million from a gain on the sale of real property.

NONINTEREST EXPENSES

EXPENSE GROWTH MIRRORS EXPANSION INVESTMENTS

Noninterest expenses for the 2006 second quarter were $98.3 million. This was 7% more than for the year-ago second quarter, and 1% more than for the 2006 first quarter. Staffing-related expenses (salaries, incentives, and benefits) totaled $60.0 million for the 2006 second quarter and continued to represent the majority of noninterest expenses.

At June 30, 2006, there were 2,515 full-time-equivalent staff members, which was 90 more than at the end of the year-ago second quarter, and 40 more than at the end of the 2006 first quarter. These increases reflected expansion that occurred during the 12 months ended June 30, 2006, including:

-    New office openings in Pennsylvania, New Jersey, and Connecticut.

-    The East Coast launch of the Wilmington Family Office practice.

- The Corporate Client Services (CCS) acquisition of captive insurance management services in July 2005.

-    The CCS acquisition of PwC Corporate Services (Cayman) in May 2006.

- Expansion of existing Regional Banking offices in Delaware, Pennsylvania, and Maryland.

- Expansion of existing Wealth Advisory offices in Delaware, Pennsylvania, and New York.

NONINTEREST EXPENSES (dollars in millions)             2006 Q2   2006 Q1   2005 Q2
------------------------------------------             -------   -------   -------
Full-time equivalent staff members                      2,515     2,475     2,425
Staffing-related expenses                              $ 60.0    $ 60.7    $ 56.8
Total noninterest expense                              $ 98.3    $ 97.5    $ 91.7
Staffing expense as a % of total noninterest expense       61%       62%       62%

Staffing-related expenses declined slightly on a linked-quarter basis because benefits expense decreased. Benefits costs were lower because payroll taxes were lower, as high-incentive-earning staff members reached annual payroll tax limits.

Effective January 1, 2006, the company adopted the retrospective method of accounting for stock-based compensation expense, in accordance with Statement of Financial Accounting Standards No. 123 (revised), and adjusted prior-period amounts accordingly. Stock-based compensation expense is included in incentive and bonus expense.

INCENTIVES AND BONUSES
(in millions)                  2006 Q2   2006 Q1   2005 Q4   2005 Q3   2005 Q2
----------------------         -------   -------   -------   -------   -------
Stock option expense            $ 1.4     $ 2.0      $1.8      $1.7     $ 2.1
Total incentives and bonuses    $10.3     $10.3      $8.8      $9.3     $10.1

Year-over-year and linked-quarter increases in most other expense categories reflected the expansion activities described throughout this report.

In the subadvisor category of expenses, the 71% year-over-year increase reflected the fact that the amount recorded for the 2005 second quarter included a credit of approximately $1 million. This credit reflected account reconciliations made when subadvisor expenses were consolidated under Wilmington Trust Investment Management. Absent this credit, the year-over-year increase in subadvisor expense would have been approximately $0.2 million, or 7%. These expenses consist of payments to third-party investment advisors used in the Wealth Advisory business.

SHARE REPURCHASES

Share repurchase activity remained modest, as the company opted to retain capital. During the 2006 second quarter, the company bought back 2,393 of its shares at an average per-share price of $41.79 and a total cost of $0.1 million. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 845,562, leaving 7,154,438 shares available for repurchase.

OUTLOOK FOR THE REMAINDER OF 2006

Commenting on the outlook for the remainder of 2006, Cecala said:

- "There was strong momentum in each of our businesses during the second quarter, and we remain focused on building and strengthening client relationships. Also, we continued to invest in opportunities to enhance our competitive distinctions and generate future growth.

- "Economic indicators remain positive for the Delaware Valley, which will benefit our Regional Banking business.

- "Much of our loan growth is the result of population growth in our region, which makes our experience somewhat different from other parts of the United States. For the third and fourth quarters of 2006, we expect the pace of loan growth to be similar to what we saw in the second quarter.


- "All of our credit metrics look good, and more than 97% of our loans have pass ratings, largely because of our underwriting standards and the working relationships we have with our commercial loan clients. The growth of the loan portfolio, and any negative change in the regional economy, would cause us to raise the provision for loan losses. Between 1995 and 2005, the full year provision ranged from $11.8 million to $22.0 million.

- "We remain asset sensitive. Unless there are additional increases in short-term interest rates, we would expect our net interest margin to re-main at its current level or drift slightly lower, due to deposit pricing.

- "Since we make commercial loans in four states but gather core deposits mainly in Delaware, our funding strategy calls for the continued use of national CDs to help fund loan growth, help manage expense growth, and help manage interest rate risk.

- "In the Wealth Advisory business, financial market volatility affects the trust and investment advisory category of revenue. The growth trend we have seen year-to-date in trust and investment advisory revenue should continue over the balance of 2006, but if the market volatility we saw in the second quarter persists, the effects of lower asset valuations could mask sales of these services.

- "The category of Wealth Advisory revenue recorded as mutual fund revenue will not be as affected by financial market volatility, since most of this revenue is generated from investments in money market mutual funds.

- "The third category of Wealth Advisory revenue - planning revenue - is where we record fees from family office services. Since we expanded our family office capabilities substantially during the second quarter, we expect to record higher amounts of planning revenue.

- "The Corporate Client Services business has had excellent growth for the first half of 2006, and the prospects for the remainder of the year look attractive.

- "At our affiliate money managers, financial market levels affect assets under management and the amount of revenue we receive from them.

- "The expansion investments we made during the second quarter - the new Wealth Advisory teams we hired, the Wilmington Family Office expansion on the East Coast, and the Corporate Client Services acquisition in Cayman - will be reflected in our expense growth. We expect full-year 2006 versus 2005 expense growth to be in the 7% range."

CONFERENCE CALL

Management will discuss the 2006 second quarter results and outlook for the future in a conference call today at 10:00 a.m. (EDT). Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

To access the call from inside the United States, dial (800) 475-2151. From outside the United States, dial 973-935-8505. Enter PIN number 7536421.

A rebroadcast of the call will be available from 12:30 p.m. today until 5:00 p.m. on Friday, July 28, by calling 877-519-4471 inside the United States or 973-341-3080 from outside the United States. Use PIN number 7536421 for the rebroadcast.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in 85 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, and Frankfurt. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS

Investors and analysts:        News media:

Ellen J. Roberts               Bill Benintende
Investor Relations             Public Relations
302-651-8069                   302-651-8268
eroberts@wilmingtontrust.com   wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                                   HIGHLIGHTS

                                                     Three Months Ended              Six Months Ended
                                                ----------------------------   ----------------------------
                                                June 30,   June 30,      %     June 30,   June 30,      %
                                                  2006       2005     Change     2006       2005     Change
-----------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $   90.4   $   80.1    12.9    $  177.7   $  157.7    12.7
Provision for loan losses                           (4.2)      (3.8)   10.5        (8.2)      (6.9)   18.8
Noninterest income                                  86.3       76.4    13.0       169.0      153.9     9.8
Noninterest expense                                 98.3       91.7     7.2       195.9      182.1     7.6
Net income                                          46.9       38.5    21.8        91.1       77.7    17.2

PER SHARE DATA
Basic net income                                $   0.69   $   0.57    21.1    $   1.33   $   1.15    15.7
Diluted net income                                  0.67       0.56    19.6        1.31       1.14    14.9
Dividends paid                                     0.315       0.30     5.0       0.615      0.585     5.1
Book value at period end                           15.54      14.08    10.4       15.54      14.08    10.4
Closing price at period end                        42.18      36.01    17.1       42.18      36.01    17.1
Market range:
   High                                            45.21      36.49    23.9       45.21      36.49    23.9
   Low                                             40.22      33.01    21.8       38.54      33.01    16.8

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                             68,475     67,618     1.3      68,274     67,549     1.1
Diluted                                           69,776     68,387     2.0      69,606     68,309     1.9

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $1,817.9   $1,827.3    (0.5)   $1,848.2   $1,834.0     0.8
Loans                                            7,675.9    6,938.6    10.6     7,561.2    6,854.5    10.3
Earning assets                                   9,512.6    8,786.9     8.3     9,427.6    8,709.1     8.2
Core deposits                                    4,948.5    4,767.6     3.8     4,893.7    4,799.3     2.0
Stockholders' equity                             1,060.0      933.3    13.6     1,043.3      925.6    12.7

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity             17.75%     16.55%    7.3       17.61%     16.93%    4.0
Return on average assets                            1.81%      1.60%   13.1        1.79%      1.64%    9.1
Net interest margin (taxable equivalent)            3.80%      3.66%    3.8        3.79%      3.65%    3.8
Dividend payout ratio                              45.84%     52.73%  (13.1)      45.99%     50.97%   (9.8)
Full-time equivalent headcount                     2,515      2,425     3.7       2,515      2,425     3.7

Prior period numbers have been adjusted throughout this report for the restrospective adoption of stock-based compensation accounting.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                           QUARTERLY INCOME STATEMENT

                                                                                      Three Months Ended
                                                           -----------------------------------------------------------------------
                                                                                                                    % Change From:
                                                                                                                   ---------------
                                                           June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,    Prior    Prior
(in millions)                                                2006       2006       2005       2005        2005     Quarter    Year
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                          $165.0     $152.8     $146.2     $134.9      $122.6       8.0     34.6
   Interest expense                                           74.6       65.5       58.7       51.2        42.5      13.9     75.5
---------------------------------------------------------------------------------------------------------------
      Net interest income                                     90.4       87.3       87.5       83.7        80.1       3.6     12.9
   Provision for loan losses                                  (4.2)      (4.0)      (2.0)      (2.9)       (3.8)      5.0     10.5
---------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan
         losses                                               86.2       83.3       85.5       80.8        76.3       3.5     13.0
                                                            ---------------------------------------------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees                   33.1       34.3       31.1       32.7        30.3      (3.5)     9.2
         Mutual fund fees                                      5.0        4.7        4.5        4.4         4.3       6.4     16.3
         Planning and other services                           8.9        7.3        7.1        6.4         7.8      21.9     14.1
---------------------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services                    47.0       46.3       42.7       43.5        42.4       1.5     10.8
                                                            ---------------------------------------------------
      Corporate Client Services
         Capital markets services                              8.5        8.7        8.9        8.3         8.1      (2.3)     4.9
         Entity management services                            6.6        6.5        6.1        5.7         5.9       1.5     11.9
         Retirement services                                   3.2        3.1        3.3        3.2         2.9       3.2     10.3
         Investment/cash management services                   2.5        2.1        2.3        1.9         1.8      19.0     38.9
---------------------------------------------------------------------------------------------------------------
            Total Corporate Client Services                   20.8       20.4       20.6       19.1        18.7       2.0     11.2
                                                            ---------------------------------------------------
      Cramer Rosenthal McGlynn                                 5.5        4.0        4.3        3.4         4.0      37.5     37.5
      Roxbury Capital Management                               0.3        0.9        0.6        0.3         0.2     (66.7)    50.0
---------------------------------------------------------------------------------------------------------------
         Advisory fees                                        73.6       71.6       68.2       66.3        65.3       2.8     12.7
      Amortization of affiliate other intangibles             (1.0)      (1.0)      (1.0)      (1.0)       (1.0)       --       --
---------------------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles                    72.6       70.6       67.2       65.3        64.3       2.8     12.9
                                                            ---------------------------------------------------
   Service charges on deposit accounts                         7.0        6.9        7.3        7.4         6.7       1.4      4.5
   Other noninterest income                                    6.8        5.2        5.3        7.0         5.4      30.8     25.9
   Securities gains/(losses)                                  (0.1)        --         --         --          --        --       --
---------------------------------------------------------------------------------------------------------------
         Total noninterest income                             86.3       82.7       79.8       79.7        76.4       4.4     13.0
                                                            ---------------------------------------------------
         Net interest and noninterest income                 172.5      166.0      165.3      160.5       152.7       3.9     13.0
                                                            ---------------------------------------------------

NONINTEREST EXPENSE
   Salaries and wages                                         37.8       36.9       36.4       35.4        35.0       2.4      8.0
   Incentives and bonuses                                     10.3       10.3        8.8        9.3        10.1        --      2.0
   Employment benefits                                        11.9       13.5       11.5       11.6        11.7     (11.9)     1.7
   Net occupancy                                               6.3        5.9        6.1        5.5         5.1       6.8     23.5
   Furniture, equipment, and supplies                          9.9        9.0        8.4        8.7         9.0      10.0     10.0
   Other noninterest expense:
      Advertising and contributions                            2.1        1.9        2.5        2.4         2.1      10.5       --
      Servicing and consulting fees                            2.4        2.3        2.9        2.3         2.3       4.3      4.3
      Subadvisor expense                                       2.9        2.8        2.5        2.7         1.7       3.6     70.6
      Travel, entertainment, and training                      2.3        2.2        2.6        2.6         1.9       4.5     21.1
      Originating and processing fees                          2.4        2.8        2.8        2.8         2.7     (14.3)   (11.1)
      Other expense                                           10.0        9.9       10.0       10.2        10.1       1.0     (1.0)
---------------------------------------------------------------------------------------------------------------
         Total other noninterest expense                      22.1       21.9       23.3       23.0        20.8       0.9      6.3
                                                            ---------------------------------------------------
      Total noninterest expense                               98.3       97.5       94.5       93.5        91.7       0.8      7.2
                                                            ---------------------------------------------------
      Income before income taxes and
         minority interest                                    74.2       68.5       70.8       67.0        61.0       8.3     21.6
Applicable income taxes                                       27.2       24.3       24.3       24.1        22.4      11.9     21.4
---------------------------------------------------------------------------------------------------------------
      Net income before minority interest                     47.0       44.2       46.5       42.9        38.6       6.3     21.8
Minority interest                                              0.1        0.1         --        0.1         0.1        --       --
---------------------------------------------------------------------------------------------------------------
      Net income                                            $ 46.9     $ 44.1     $ 46.5     $ 42.8      $ 38.5       6.3     21.8
                                                            ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                          YEAR-TO-DATE INCOME STATEMENT

                                                                  Six Months Ended
                                                            ----------------------------
                                                            June 30,   June 30,      %
(in millions)                                                 2006       2005     Change
----------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                           $317.9     $235.5     35.0
   Interest expense                                           140.2       77.8     80.2
------------------------------------------------------------------------------
      Net interest income                                     177.7      157.7     12.7
Provision for loan losses                                      (8.2)      (6.9)    18.8
------------------------------------------------------------------------------
   Net interest income after provision for loan losses        169.5      150.8     12.4
                                                             -----------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees                    67.5       60.3     11.9
         Mutual fund fees                                       9.7        8.8     10.2
         Planning and other services                           16.3       16.9     (3.6)
------------------------------------------------------------------------------
            Total Wealth Advisory Services                     93.5       86.0      8.7
                                                             -----------------
      Corporate Client Services
         Capital markets services                              17.2       15.4     11.7
         Entity management services                            13.0       11.8     10.2
         Retirement services                                    6.3        5.9      6.8
         Investment/cash management services                    4.6        3.6     27.8
------------------------------------------------------------------------------
            Total Corporate Client Services                    41.1       36.7     12.0
                                                             -----------------
      Cramer Rosenthal McGlynn                                  9.5        8.3     14.5
      Roxbury Capital Management                                1.1        0.5    120.0
------------------------------------------------------------------------------
         Advisory fees                                        145.2      131.5     10.4
      Amortization of affiliate other intangibles              (2.0)      (2.1)    (4.8)
------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles                    143.2      129.4     10.7
                                                             -----------------
   Service charges on deposit accounts                         13.9       13.5      3.0
   Other noninterest income                                    12.0       10.2     17.6
   Securities gains/(losses)                                   (0.1)       0.8       --
------------------------------------------------------------------------------
         Total noninterest income                             169.0      153.9      9.8
                                                             -----------------
         Net interest and noninterest income                  338.5      304.7     11.1
                                                             -----------------

NONINTEREST EXPENSE
   Salaries and wages                                          74.6       67.9      9.9
   Incentives and bonuses                                      20.6       19.9      3.5
   Employment benefits                                         25.4       24.2      5.0
   Net occupancy                                               12.2       10.8     13.0
   Furniture, equipment, and supplies                          19.1       17.5      9.1
   Other noninterest expense:
      Advertising and contributions                             4.1        4.2     (2.4)
      Servicing and consulting fees                             4.7        5.0     (6.0)
      Subadvisor expense                                        5.7        4.2     35.7
      Travel, entertainment, and training                       4.5        3.6     25.0
      Originating and processing fees                           5.2        4.9      6.1
      Other expense                                            19.8       19.9     (0.5)
------------------------------------------------------------------------------
         Total other noninterest expense                       44.0       41.8      5.3
                                                             -----------------
      Total noninterest expense                               195.9      182.1      7.6
                                                             -----------------
      Income before income taxes and
         minority interest                                    142.6      122.6     16.3
Applicable income taxes                                        51.4       44.8     14.7
------------------------------------------------------------------------------
         Net income before minority interest                   91.2       77.8     17.2
Minority interest                                               0.1        0.1       --
------------------------------------------------------------------------------
         Net income                                          $ 91.1     $ 77.7     17.2
                                                             =================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                             STATEMENT OF CONDITION

                                                                                                           % Change From
                                                                                                          --------------
                                                     June 30,   Mar. 31,   Dec. 31,  Sept. 30,  June 30,   Prior   Prior
(in millions)                                          2006       2006       2005       2005      2005    Quarter   Year
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                             $   258.5  $   219.2  $   264.0  $   286.8  $  242.1   17.9      6.8
                                                    ----------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                  66.7       44.9       14.3       64.0      11.7   48.6    470.1
                                                    ----------------------------------------------------
Investment securities:
   U.S. Treasury                                        181.4      136.8      161.1      136.8     110.6   32.6     64.0
   Government agencies                                  416.5      394.5      410.8      389.4     392.7    5.6      6.1
   Obligations of state and political subdivisions       10.4       10.5       11.0       11.2      11.8   (1.0)   (11.9)
   Preferred stock                                       88.1       90.2       90.6       91.1      92.5   (2.3)    (4.8)
   Mortgage-backed securities                           751.0      806.4      852.1      913.9     915.4   (6.9)   (18.0)
   Other securities                                     389.8      401.9      403.2      384.6     356.1   (3.0)     9.5
--------------------------------------------------------------------------------------------------------
      Total investment securities                     1,837.2    1,840.3    1,928.8    1,927.0   1,879.1   (0.2)    (2.2)
                                                    ----------------------------------------------------
Loans:
   Commercial, financial, and agricultural            2,445.5    2,445.9    2,461.3    2,465.9   2,462.3     --     (0.7)
   Real estate - construction                         1,574.3    1,411.9    1,233.9    1,098.9     969.2   11.5     62.4
   Mortgage - commercial                              1,222.8    1,245.4    1,223.9    1,239.4   1,234.2   (1.8)    (0.9)
--------------------------------------------------------------------------------------------------------
      Total commercial loans                          5,242.6    5,103.2    4,919.1    4,804.2   4,665.7    2.7     12.4
                                                    ----------------------------------------------------
   Mortgage - residential                               503.0      473.4      455.5      450.9     444.5    6.3     13.2
   Consumer                                           1,452.4    1,408.5    1,438.3    1,414.8   1,332.4    3.1      9.0
   Secured with liquid collateral                       557.2      553.9      584.8      622.9     610.5    0.6     (8.7)
--------------------------------------------------------------------------------------------------------
      Total retail loans                              2,512.6    2,435.8    2,478.6    2,488.6   2,387.4    3.2      5.2
                                                    ----------------------------------------------------
      Total loans net of unearned income              7,755.2    7,539.0    7,397.7    7,292.8   7,053.1    2.9     10.0
Reserve for loan losses                                 (94.3)     (93.6)     (91.4)     (93.4)    (92.4)   0.7      2.1
--------------------------------------------------------------------------------------------------------
      Net loans                                       7,660.9    7,445.4    7,306.3    7,199.4   6,960.7    2.9     10.1
                                                    ----------------------------------------------------
Premises and equipment                                  151.2      148.7      147.6      147.2     148.4    1.7      1.9
Goodwill                                                363.0      348.5      348.3      344.3     343.6    4.2      5.6
Other intangibles                                        38.9       35.0       36.2       40.2      41.4   11.1     (6.0)
Other assets                                            214.3      182.6      187.3      189.5     168.2   17.4     27.4
--------------------------------------------------------------------------------------------------------
      Total assets                                  $10,590.7  $10,264.6  $10,232.8  $10,198.4  $9,795.2    3.2      8.1
                                                    ====================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                       $   813.8  $   830.2  $ 1,014.8  $ 1,060.8  $  999.5   (2.0)   (18.6)
   Interest-bearing:
      Savings                                           313.1      328.0      326.3      332.7     347.7   (4.5)   (10.0)
      Interest-bearing demand                         2,355.9    2,352.1    2,360.0    2,317.5   2,241.7    0.2      5.1
      Certificates under $100,000                       991.1      960.4      923.0      840.6     804.7    3.2     23.2
      Local certificates $100,000 and over              550.6      513.3      436.5      411.0     367.4    7.3     49.9
--------------------------------------------------------------------------------------------------------
         Total core deposits                          5,024.5    4,984.0    5,060.6    4,962.6   4,761.0    0.8      5.5
      National certificates $100,000 and over         2,760.6    2,707.2    2,228.6    2,586.3   2,310.7    2.0     19.5
--------------------------------------------------------------------------------------------------------
         Total deposits                               7,785.1    7,691.2    7,289.2    7,548.9   7,071.7    1.2     10.1
                                                    ----------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                  1,160.0      984.2    1,355.6    1,104.4   1,163.5   17.9     (0.3)
   U.S. Treasury demand                                  24.5        0.6       18.1       12.9      25.4    N/M     (3.5)
--------------------------------------------------------------------------------------------------------
         Total short-term borrowings                  1,184.5      984.8    1,373.7    1,117.3   1,188.9   20.3     (0.4)
                                                    ----------------------------------------------------
Other liabilities                                       160.5      151.8      151.6      156.2     168.9    5.7     (5.0)
Long-term debt                                          393.4      393.2      400.4      403.1     412.2    0.1     (4.6)
--------------------------------------------------------------------------------------------------------
         Total liabilities                            9,523.5    9,221.0    9,214.9    9,225.5   8,841.7    3.3      7.7
                                                    ----------------------------------------------------
Minority interest                                         0.3        0.3        0.2        0.2       0.2     --     50.0
Stockholders' equity                                  1,066.9    1,043.3    1,017.7      972.7     953.3    2.3     11.9
--------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
         equity                                     $10,590.7  $10,264.6  $10,232.8  $10,198.4  $9,795.2    3.2      8.1
                                                    ====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                         AVERAGE STATEMENT OF CONDITION

                                                                                                           % Change From
                                                       2006       2006       2005      2005       2005    --------------
                                                      Second     First      Fourth     Third     Second    Prior   Prior
(in millions)                                        Quarter    Quarter    Quarter    Quarter   Quarter   Quarter   Year
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                             $   209.3  $   208.0  $   237.8  $  229.6  $   222.9     0.6    (6.1)
                                                    ----------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                  18.8       17.5       40.2      52.9       21.0     7.4   (10.5)
                                                    ----------------------------------------------------
Investment securities:
   U.S. Treasury                                        146.7      144.6      133.5     134.4      113.4     1.5    29.4
   Government agencies                                  394.1      400.8      406.4     390.7      331.9    (1.7)   18.7
   Obligations of state and political subdivisions       10.5       10.5       11.1      11.3       11.8      --   (11.0)
   Preferred stock                                       89.2       91.4       90.0      92.5       94.4    (2.4)   (5.5)
   Mortgage-backed securities                           780.1      828.4      878.6     931.9      929.8    (5.8)  (16.1)
   Other securities                                     397.3      403.2      387.4     369.2      346.0    (1.5)   14.8
--------------------------------------------------------------------------------------------------------
      Total investment securities                     1,817.9    1,878.9    1,907.0   1,930.0    1,827.3    (3.2)   (0.5)
                                                    ----------------------------------------------------
Loans:
   Commercial, financial, and agricultural            2,463.5    2,448.1    2,465.9   2,449.2    2,462.1     0.6     0.1
   Real estate - construction                         1,517.5    1,322.0    1,161.6   1,022.9      917.3    14.8    65.4
   Mortgage - commercial                              1,212.8    1,229.8    1,239.7   1,232.8    1,231.8    (1.4)   (1.5)
--------------------------------------------------------------------------------------------------------
      Total commercial loans                          5,193.8    4,999.9    4,867.2   4,704.9    4,611.2     3.9    12.6
                                                    ----------------------------------------------------
   Mortgage - residential                               484.2      463.3      450.8     443.8      432.1     4.5    12.1
   Consumer                                           1,441.6    1,423.9    1,412.5   1,369.7    1,297.8     1.2    11.1
   Secured with liquid collateral                       556.3      558.2      614.4     610.0      597.5    (0.3)   (6.9)
--------------------------------------------------------------------------------------------------------
      Total retail loans                              2,482.1    2,445.4    2,477.7   2,423.5    2,327.4     1.5     6.6
                                                    ----------------------------------------------------
      Total loans net of unearned income              7,675.9    7,445.3    7,344.9   7,128.4    6,938.6     3.1    10.6
Reserve for loan losses                                 (91.8)     (90.4)     (93.5)    (91.6)     (89.4)    1.5     2.7
--------------------------------------------------------------------------------------------------------
      Net loans                                       7,584.1    7,354.9    7,251.4   7,036.8    6,849.2     3.1    10.7
                                                    ----------------------------------------------------
Premises and equipment                                  150.3      148.5      147.6     148.2      149.5     1.2     0.5
Goodwill                                                357.3      348.3      344.4     344.2      339.8     2.6     5.2
Other intangibles                                        37.3       35.6       39.7      40.9       42.1     4.8   (11.4)
Other assets                                            190.0      180.3      172.1     181.9      172.7     5.4    10.0
--------------------------------------------------------------------------------------------------------
      Total assets                                  $10,365.0  $10,172.0  $10,140.2  $9,964.5  $ 9,624.5     1.9     7.7
                                                    ====================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                       $   742.0  $   763.5  $ 1,017.4  $1,016.4  $   973.8    (2.8)  (23.8)
   Interest-bearing:
      Savings                                           321.2      326.0      325.9     345.1      354.5    (1.5)   (9.4)
      Interest-bearing demand                         2,364.4    2,346.8    2,321.2   2,257.2    2,264.4     0.7     4.4
      Certificates under $100,000                       980.9      938.6      901.5     825.0      795.9     4.5    23.2
      Local certificates $100,000 and over              540.0      463.3      446.6     409.3      379.0    16.6    42.5
--------------------------------------------------------------------------------------------------------
         Total core deposits                          4,948.5    4,838.2    5,012.6   4,853.0    4,767.6     2.3     3.8
      National certificates $100,000 and over         2,656.1    2,647.7    2,475.4   2,500.6    2,302.0     0.3    15.4
--------------------------------------------------------------------------------------------------------
         Total deposits                               7,604.6    7,485.9    7,488.0   7,353.6    7,069.6     1.6     7.6
                                                    ----------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                  1,146.0    1,082.0    1,098.0   1,056.7    1,034.1     5.9    10.8
   U.S. Treasury demand                                  16.0       11.7        7.7      12.1       17.7    36.8    (9.6)
--------------------------------------------------------------------------------------------------------
         Total short-term borrowings                  1,162.0    1,093.7    1,105.7   1,068.8    1,051.8     6.2    10.5
                                                    ----------------------------------------------------
Other liabilities                                       144.8      166.7      163.3     170.9      163.7   (13.1)  (11.5)
Long-term debt                                          393.3      399.0      400.0     408.7      405.9    (1.4)   (3.1)
--------------------------------------------------------------------------------------------------------
         Total liabilities                            9,304.7    9,145.3    9,157.0   9,002.0    8,691.0     1.7     7.1
                                                    ----------------------------------------------------
Minority interest                                         0.3        0.3        0.2       0.3        0.2      --    50.0
Stockholders' equity                                  1,060.0    1,026.4      983.0     962.2      933.3     3.3    13.6
--------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                                  $10,365.0  $10,172.0  $10,140.2  $9,964.5  $ 9,624.5     1.9     7.7
                                                    ====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                                YIELDS AND RATES

                                                     2006       2006       2005       2005       2005
                                                    Second      First     Fourth      Third     Second
YIELDS/RATES (TAX-EQUIVALENT BASIS)                 Quarter    Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                4.93%      4.11%      4.02%      3.45%      2.88%
U.S. Treasury                                          3.53       3.38       3.27       3.17       3.10
Government agencies                                    3.93       3.95       3.95       3.87       3.78
Obligations of state and political subdivisions        8.79       8.77       8.78       8.76       8.71
Preferred stock                                        7.60       7.60       7.58       7.58       7.82
Mortgage-backed securities                             4.16       4.17       4.10       4.02       4.07
Other securities                                       6.14       5.52       5.32       4.84       4.55
TOTAL INVESTMENT SECURITIES                            4.67       4.53       4.44       4.27       4.27

Commercial, financial, and agricultural                7.61       7.24       6.80       6.32       5.86
Real estate - construction                             8.26       7.90       7.39       6.94       6.42
Mortgage - commercial                                  7.71       7.34       6.96       6.55       6.13
TOTAL COMMERCIAL LOANS                                 7.82       7.44       6.97       6.51       6.04

Mortgage - residential                                 5.77       5.84       5.82       5.99       5.90
Consumer                                               7.09       6.85       6.60       6.43       6.28
Secured with liquid collateral                         6.36       5.89       5.38       4.89       4.40
TOTAL RETAIL LOANS                                     6.67       6.44       6.16       5.96       5.73

TOTAL LOANS                                            7.45       7.11       6.70       6.32       5.93

TOTAL EARNING ASSETS                                   6.90       6.58       6.22       5.87       5.58

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                0.39       0.32       0.30       0.28       0.25
Interest-bearing demand                                1.04       1.02       0.95       0.90       0.82
Certificates under $100,000                            3.51       3.27       2.96       2.64       2.39
Local certificates $100,000 and over                   4.29       3.89       3.53       3.04       2.70
CORE INTEREST-BEARING DEPOSITS                         1.98       1.81       1.64       1.45       1.29

National certificates $100,000 and over                4.98       4.47       4.01       3.51       3.03
TOTAL INTEREST-BEARING DEPOSITS                        3.15       2.86       2.55       2.26       1.94

Federal funds purchased and securities sold
   under agreements to repurchase                      4.67       4.19       3.80       3.37       2.93
U.S. Treasury demand                                   4.74       4.21       4.22       3.41       2.62
TOTAL SHORT-TERM BORROWINGS                            4.67       4.20       3.80       3.37       2.92

Long-term debt                                         6.69       6.26       6.01       5.39       4.85
TOTAL INTEREST-BEARING LIABILITIES                     3.52       3.20       2.89       2.58       2.24

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS             3.10       2.81       2.48       2.21       1.92

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)             3.80       3.77       3.74       3.66       3.66

YEAR-TO-DATE NET INTEREST MARGIN                       3.79       3.77       3.71       3.65       3.65

Prime rate                                             7.90       7.43       6.97       6.42       5.91

Tax-equivalent net interest income (in millions)   $   91.5   $   88.3   $   88.5   $   84.7   $   81.0

AVERAGE EARNING ASSETS                              9,512.6    9,341.7    9,292.1    9,111.3    8,786.9

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                            SUPPLEMENTAL INFORMATION

                                                                                  Three Months Ended
                                                       ------------------------------------------------------------------------
                                                                                                                 % Change From:
                                                                                                                ---------------
                                                       June 30,   Mar. 31,   Dec. 31,   Sept. 30,    June 30,    Prior    Prior
                                                         2006       2006       2005        2005        2005     Quarter    Year
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                               $   0.69   $   0.65   $   0.69   $   0.63    $   0.57      6.2      21.1
   Diluted                                                 0.67       0.64       0.67       0.62        0.56      4.7      19.6
Weighted average shares outstanding (in thousands)
   Basic                                                 68,475     68,070     67,861     67,788      67,618
   Diluted                                               69,776     69,434     68,956     68,699      68,400
Net income as a percentage of:
   Average assets                                          1.81%      1.76%      1.82%      1.70%       1.60%
   Average stockholders' equity                           17.75      17.42      18.77      17.65       16.55

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                       $   26.4   $   27.2   $   26.0   $   26.3    $   26.0     (2.9)      1.5
Roxbury Capital Management                                  3.3        3.5        3.3        3.2         3.0     (5.7)     10.0
Cramer Rosenthal McGlynn                                    9.4        9.7        8.9        8.5         7.8     (3.1)     20.5
-------------------------------------------------------------------------------------------------------------
   Combined assets under management                    $   39.1   $   40.4   $   38.2   $   38.0    $   36.8     (3.2)      6.3
                                                       ======================================================

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                       $  100.7   $  102.1   $  100.9   $   96.9    $   97.9     (1.4)      2.9

**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                            2,515      2,475      2,469      2,439       2,425

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                           $1,060.0   $1,026.4   $  983.0   $  962.2    $  933.3      3.3      13.6
Period-end primary capital                              1,161.2    1,136.9    1,109.1    1,066.1     1,045.7      2.1      11.0
Per share:
   Book value                                             15.54      15.30      14.99      14.34       14.08      1.6      10.4
   Quarterly dividends declared                           0.315       0.30       0.30       0.30        0.30      5.0       5.0
   Year-to-date dividends declared                        0.615       0.30      1.185      0.885       0.585
Average stockholders' equity to assets                    10.23%     10.09%      9.69%      9.66%       9.70%
Total risk-based capital ratio                            12.66      12.72      12.36      12.20       11.98
Tier 1 risk-based capital ratio                            7.74       7.77       7.54       7.38        7.22
Tier 1 leverage capital ratio                              6.98       6.94       6.74       6.34        6.28

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                     $   94.3   $   93.6   $   91.4   $   93.4    $   92.4
Period-end nonperforming assets:
   Nonaccrual                                              29.5       35.5       39.3       49.9        54.2
   OREO                                                     4.8        0.2        0.2        0.2         0.2
   Renegotiated loans                                       9.9        4.9        4.7        4.8         4.9
Period-end past due 90 days                                 4.7       10.1        4.1       14.9         2.9

Gross charge-offs                                           5.7        3.2        7.8        3.1         2.8
Recoveries                                                  2.2        1.4        3.8        1.2         1.0
Net charge-offs                                             3.5        1.8        4.0        1.9         1.8
Year-to-date net charge-offs                                5.3        1.8       10.1        6.1         4.2
Ratios:
   Period-end reserve to loans                             1.22%      1.24%      1.24%      1.28%       1.31%
   Period-end non-performing assets to loans               0.57       0.54       0.60       0.75        0.84
   Period-end loans past due 90 days to total loans        0.06       0.13       0.06       0.20        0.04
   Net charge-offs to average loans                        0.05       0.02       0.05       0.03        0.03

INTERNAL RISK RATING
Pass                                                      97.28%     97.20%     97.24%     96.96%      96.96%
Watchlisted                                                1.89       1.97       1.96       2.00        2.00
Substandard                                                0.76       0.76       0.73       0.82        0.82
Doubtful                                                   0.07       0.07       0.07       0.22        0.22

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                  Three Months Ended
                                                -----------------------------------------------------
                                                June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,
(in millions)                                     2006       2006       2005        2005       2005
-----------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $ 83.9     $ 81.0     $ 80.0      $ 77.5     $ 74.6
   Provision for loan losses                       (3.7)      (3.8)      (1.9)       (2.7)      (3.8)
   Noninterest income                              12.9       11.9       12.6        14.2       12.1
   Noninterest expense                             38.4       38.9       39.4        39.8       36.9
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      54.7       50.2       51.3        49.2       46.0


   Regional Banking efficiency ratio              39.30%     41.47%     42.18%      42.98%     42.17%

WEALTH ADVISORY SERVICES
   Net interest income                           $  6.3     $  6.5     $  6.7      $  6.2     $  5.5
   Provision for loan losses                       (0.5)      (0.2)      (0.1)       (0.2)        --
   Noninterest income                              44.3       43.0       39.7        40.6       40.0
   Noninterest expense                             40.5       38.3       36.9        35.1       35.8
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       9.6       11.0        9.4        11.5        9.7


   Wealth Advisory Services efficiency ratio      79.88%     77.22%     79.35%      74.84%     78.51%

CORPORATE CLIENT SERVICES
   Net interest income                           $  3.4     $  2.8     $  3.6      $  2.6     $  2.3
   Provision for loan losses                         --         --         --          --         --
   Noninterest income                              23.5       23.1       22.8        21.4       20.3
   Noninterest expense                             19.4       20.3       18.2        18.6       19.0
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       7.5        5.6        8.2         5.4        3.6


   Corporate Client Services efficiency ratio     71.85%     78.38%     68.68%      77.50%     84.07%

AFFILIATE MANAGERS *
   Net interest income                           $ (3.2)    $ (3.0)    $ (2.8)     $ (2.6)    $ (2.3)
   Provision for loan losses                         --         --         --          --         --
   Noninterest income                               5.6        4.7        4.7         3.5        4.0
   Noninterest expense                               --         --         --          --         --
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       2.4        1.7        1.9         0.9        1.7

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $ 90.4     $ 87.3     $ 87.5      $ 83.7     $ 80.1
   Provision for loan losses                       (4.2)      (4.0)      (2.0)       (2.9)      (3.8)
   Noninterest income                              86.3       82.7       79.8        79.7       76.4
   Noninterest expense                             98.3       97.5       94.5        93.5       91.7
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest    $ 74.2     $ 68.5     $ 70.8      $ 67.0     $ 61.0
                                                 ===================================================


   Corporation efficiency ratio                   55.29%     57.02%     56.15%      56.87%     58.26%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the adjustment for the adoption of stock-based compensation.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2006

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                            Six Months Ended
                                                ---------------------------------------
                                                June. 30,   June. 30,      $        %
(in millions)                                      2006        2005     Change   Change
---------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $ 164.8     $ 145.9     $18.9     13.0%
   Provision for loan losses                        (7.5)       (6.6)      0.9     13.6
   Noninterest income                               24.8        24.4       0.4      1.6
   Noninterest expense                              77.3        73.0       4.3      5.9
---------------------------------------------------------------------------------------
      Income before taxes & minority interest      104.8        90.7      14.1     15.5


   Regional Banking efficiency ratio               40.37%      42.47%

WEALTH ADVISORY SERVICES
   Net interest income                           $  12.9     $  11.1     $ 1.8     16.2%
   Provision for loan losses                        (0.7)       (0.3)      0.4    133.3
   Noninterest income                               87.3        80.6       6.7      8.3
   Noninterest expense                              78.8        72.6       6.2      8.5
---------------------------------------------------------------------------------------
      Income before taxes & minority interest       20.7        18.8       1.9     10.1


   Wealth Advisory Services efficiency ratio       78.56%      79.08%

CORPORATE CLIENT SERVICES
   Net interest income                           $   6.2     $   5.1     $ 1.1     21.6%
   Provision for loan losses                          --          --        --       --
   Noninterest income                               46.6        40.4       6.2     15.3
   Noninterest expense                              39.8        36.5       3.3      9.0
---------------------------------------------------------------------------------------
      Income before taxes & minority interest       13.0         9.0       4.0     44.4


   Corporate Client Services efficiency ratio      75.24%      80.04%

AFFILIATE MANAGERS *
   Net interest income                           $  (6.2)    $  (4.4)    $(1.8)   (40.9)%
   Provision for loan losses                          --          --        --       --
   Noninterest income                               10.3         8.5       1.8     21.2
   Noninterest expense                                --          --        --       --
---------------------------------------------------------------------------------------
      Income before taxes & minority interest        4.1         4.1        --       --

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $ 177.7     $ 157.7     $20.0     12.7%
   Provision for loan losses                        (8.2)       (6.9)      1.3     18.8
   Noninterest income                              169.0       153.9      15.1      9.8
   Noninterest expense                             195.9       182.1      13.8      7.6
---------------------------------------------------------------------------------------
      Income before taxes & minority interest    $ 142.6     $ 122.6     $20.0     16.3
                                                 ======================================

   Corporation efficiency ratio                    56.16%      58.10%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the adjustment for the adoption of stock-based compensation.